Prudential Financial InterNotes®, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-104444, 333-104444-01, 333-104444-02, 333-123240, 333-123240-01 and 333-123240-02

Pricing Supplement Number 68 Dated 05/02/2005
(To: Prospectus dated March 21, 2005 and the Prospectus Supplement dated April 29, 2005)
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AHG8	100.000%	0.750%	$1,233,677.50	FIXED	4.250%	SEMI-ANNUAL	8/15/2009	11/15/2005	$22.43	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AHH6	100.000%	1.300%	$3,071,544.00	FIXED	5.000%	SEMI-ANNUAL	5/15/2013	11/15/2005	$26.39	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Callable at 100.000% on 05/15/2007 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring 05/15/2007 and on every interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AHJ2	100.000%	2.500%	$2,346,825.00	FIXED	5.500%	SEMI-ANNUAL	5/15/2025	11/15/2005	$29.03	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Callable at 100.000% on 05/15/2009 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring 05/15/2009 and on every interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

Prudential Financial, Inc.	Trade Date: Monday, May 02, 2005 @12:00 PM	Prudential Financial, Inc.
751 Broad Street	Settle Date: Thursday, May 05, 2005	$2,000,000,000.00 Prudential Financial Retail Medium-Term Notes, including Prudential Financial InterNotes®

Newark NJ 07102	Minimum Denomination/Increments: $1,000.00/$1,000.00	Prospectus dated March 21, 2005 and the Prospectus Supplement dated April 29, 2005

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0443 via Pershing, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be represented by a master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

InterNotes® is a registered trademark of Incapital Holdings LLC. All rights reserved